EXHIBIT (a)

Certificate of Designation of Shares

CERTIFICATE OF DESIGNATION

OF

CLASS Y AND CLASS S

COMMON SHARES

OF

SIT U.S. GOVERNMENT SECURITIES FUND, INC.

The undersigned duly elected Secretary of Sit U.S. Government Securities Fund, Inc., a Minnesota corporation (the “Fund”), hereby certifies that the following is a true, complete and correct copy of resolutions duly adopted by a majority of the directors of the Board of Directors of the Fund on October 21, 2019.

Designation of Class Y and Class S Common Shares of

Sit U.S. Government Securities Fund, Inc.

WHEREAS, the shareholders of the Fund have authorized ten billion (10,000,000,000) shares of common stock, $.01 par value per share,

WHEREAS, Section 5(b) of the Articles of Incorporation, as amended, of the Fund provides that the Shares may be classified by the Board of Directors in one or more classes with such relative rights and preferences as shall be stated or expressed in a resolution or resolutions as may be adopted from time to time by the Board of Directors.

WHEREAS, that of the ten billion (10,000,000,000) shares which have been authorized, 38,192,150 shares have been issued and are outstanding as of September 30, 2019, and together with any shares issued prior to the issuance of a Class Y share shall be referred to herein as “Outstanding Shares”.

NOW THEREFORE, BE IT RESOLVED, One billion (1,000,000,000) Shares shall be designated Class Y Shares, and one billion (1,000,000,000) Shares shall be designated Class S Shares, and Outstanding Shares shall be designated Class S Shares.

BE IT FURTHER RESOLVED, that the Class Y and Class S Common Shares designated by these resolutions shall have the relative rights and preferences set forth in Articles 5, 6 and 7 of the Articles of Incorporation of the Fund. As provided in Article 5(b) of such Articles of Incorporation, any Class of Common Shares designated by these resolutions may be subject to such charges and expenses (including by way of example, but not by way of limitation, front-end and deferred sales changes, expenses under Rule 12b-1 plans, administration plans, service plans, or other plans or arrangements, however designated) as may be adopted from time to time by the Board of Directors of the Fund in accordance, to the extent applicable, with the Investment Company Act of 1940, as amended (together with the rules and regulations promulgated thereunder, the “1940 Act”), which charges and expenses may differ from those applicable to another Class, and all of the charges and expenses to which a Class is subject shall be borne by such Class and shall be appropriately reflected (in the manner determined or approved by the Board of Directors) in determining the net asset value and the amounts payable with respect to dividends and distributions on, and redemptions or liquidations of, such Class.

C-10

BE IT FURTHER RESOLVED, that the officers of the Fund are hereby authorized and directed to file with the Secretary of State of the State of Minnesota, a Certificate of Designation setting forth the relative rights and preferences of Class Y and Class S thereof, as required by Section 302A.401, Subd. 3(b) of the Minnesota Statutes.

BE IT FURTHER RESOLVED, that there is hereby authorized the issuance of the entire authorized amount of each of said Class Y and Class S, provided such Shares shall be issued at a price no less than their net asset value per share.

BE IT FURTHER RESOLVED, that upon receipt of the issuance price for the shares authorized to be issued hereinabove, either in connection with the original issue of the shares or the issue following the redemption of such shares by the Fund (and after filing with the Secretary of State of the State of Minnesota pursuant to Section 302A.401, Subd. 3(b) of the Minnesota Statutes the aforementioned Certificate of Designation) the officers of the Fund are hereby authorized and directed to issue certificates representing shares (or confirm purchases to investors and credit such purchases to their accounts) of the Class Y and Class S Common Shares of the Fund, and such Shares are hereby declared to be validly and legally issued, fully paid and nonassessable.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Designation on behalf of the Fund this 8th day of November, 2019.

/s/Michael J. Radmer
Michael J. Radmer
Secretary of Sit U.S. Government Securities Fund, Inc.

C-11